EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
                           FIXED CHARGES
(UNAUDITED)

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                                  Three Months Ended                       Fiscal Year Ended
                                   May 1      May 2       January 30  January 31   February 1 February 3  January 28
                                    1999       1998          1999         1998        1997       1996 *       1995

Consolidated pretax income        $107,975   $100,115       $219,084     $410,035    $378,761   $269,653     $406,110
Fixed charges (less capitalized
interest)                           67,994     37,086        219,341      147,466     139,188    139,666      145,921

EARNINGS                          $175,969   $137,201       $438,425     $557,501    $517,949   $409,319     $552,031


Interest                           $62,717    $33,656       $196,680     $129,237    $120,599   $120,054     $124,282
Capitalized interest                   339        898          3,050        3,644       4,420      3,567        2,545
Interest factor in rent expense      5,277      3,430         22,661       18,229      18,589     19,612       21,639

FIXED CHARGES                      $68,333    $37,984       $222,391     $151,110    $143,608   $143,233     $148,466


Ratio of earnings to fixed charges    2.58       3.61           1.97         3.69        3.61       2.86         3.72

 * 53 Weeks
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